K. R. MARGETSON LTD.	Chartered Accountant
keith@krmargetson.com	Cell: 604.220.7704
Sechelt office	North Vancouver office
PO Box 45, 5588 Inlet Avenue	331 East 5th Street
Sechelt BC V0N 3A0	North Vancouver BC V7L 1M1
Tel: 604.885-2810	Tel: 778.338.8049
Fax: 604.885.2834	Fax: 778-338-8055

Board of Directors
SWAV Enterprises Ltd.
SWAV Holdings Inc.
Calgary AB Canada

Consent of Independent Registered Public Accountant

We consent to the use in the Registration Statement of SWAV Enterprises Ltd. (a development stage company) on Form SB-2/A, of our report dated September 6, 2007 on the balance sheet of SWAV Enterprises Ltd. (an exploration stage company) as of March 31, 2007 and the related statements of operations, cash flows, and stockholders’ deficit for the period from March 20, 2007 (date of inception) to March 31, 2007.

We also consent to the use in the same Registration Statement of our report dated September 6, 2007 on the balance sheet of SWAV Holdings Inc., as of March 31, 2007 and May 31, 2006 and the related statements of operations and comprehensive loss, cash flows, and stockholders’ equity for the years then ended.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/

K. R. Margetson Ltd.
North Vancouver BC

February 29, 2008